Exhibit 99.1

BioTime’s Subsidiary Cell Cure Neurosciences Ltd. Awarded $1.5 Million Grant from Israel’s Office of the Chief Scientist

ALAMEDA, Calif. & JERUSALEM--(BUSINESS WIRE)--May 13, 2013--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary Cell Cure Neurosciences Ltd. (Cell Cure Neurosciences) today announced that Cell Cure Neurosciences has been awarded a grant of 5.34 million Shekels, approximately $1.5 million, for 2013 from Israel’s Office of the Chief Scientist (OCS) to help finance the development of OpRegen®, a cell-based therapeutic product in development by Cell Cure Neurosciences for the treatment of age-related macular degeneration. Cell Cure Neurosciences’ plans for the development of OpRegen® include completion of preclinical testing and filing an application to commence human clinical trials in 2014.

“We thank the Israel Office of the Chief Scientist for their continuing support of stem cell research and their participation in advancing this important new application of regenerative medicine,” said Charles Irving, PhD, Chief Executive of Cell Cure Neurosciences. “The dry form of age-related macular degeneration is one of the leading diseases of aging and is estimated to afflict over 7.3 million people in the United States alone. We anticipate that OpRegen® will make a real difference in the quality of life of the aging baby-boom generation in many industrialized countries, and hence it is a strategic investment for the world as a whole.”

“I join with Dr. Irving in thanking the OCS for their generous support in accelerating the advance of stem cell biology into the clinic. We are proud that the decision of the OCS also reflects on the excellence of the stem cell science of the company, in addition to the potential of the product for treating the dry form of age-related macular degeneration,” said Benjamin Reubinoff, MD, PhD, Chief Scientific Officer of Cell Cure Neurosciences and Chairman of Obstetrics and Gynecology and Director of the Hadassah Human Embryonic Stem Cell Research Center at Hadassah University Medical Center, Jerusalem, Israel.

The OCS has previously provided grants to Cell Cure Neurosciences. Cell Cure Neurosciences will pay a 3.5% royalty to the OCS on revenues from OpRegen® until total royalties paid equal 100% of the amount of the grant plus interest at a LIBOR rate. Historically Cell Cure Neurosciences and BioTime’s other subsidiaries have raised capital, received grants, and generated revenues independently of BioTime to help fund their operations; we expect Cell Cure Neurosciences to continue to pursue such financing strategies in the future.

About Cell Cure Neurosciences Ltd.

Cell Cure Neurosciences Ltd. was established in 2005 as a subsidiary of ES Cell International Pte. Ltd. (ESI), now a subsidiary of BioTime, Inc. (NYSE MKT: BTX). Cell Cure is located in Jerusalem, Israel on the campus of Hadassah University Hospital. Cell Cure's mission is to become a leading supplier of human cell-based therapies for the treatment of retinal and neural degenerative diseases. Its technology platform is based on the manufacture of diverse cell products sourced from clinical-grade (GMP) human embryonic stem cells. Its current programs include developing cells for the treatment of macular degeneration, Parkinson's disease, and cells potentially useful in treating multiple sclerosis. Cell Cure's major shareholders include BioTime Inc., Hadasit BioHoldings Ltd. (Tel Aviv Stock Exchange: HDST), and Teva Pharmaceuticals Industries Ltd. (NYSE: TEVA). Additional information about Cell Cure can be found on the web at www.cellcureneurosciences.com.

About BioTime, Inc

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com